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                                                                   EXHIBIT 10.69

                        DESCRIPTION OF ANNUAL BONUS PLANS

     FedEx Corporation executive vice presidents participate in the annual incentive cash bonus plan established for headquarters employees. Under this plan, an annual bonus target is established as a percentage of salary based on pay level. A threshold payout of up to 25% of the target bonus is based on the achievement of individual objectives established at the beginning of the fiscal year for each executive officer. The balance of the bonus payout is based on FedEx's consolidated pre-tax income for the fiscal year and ranges, on a sliding scale, from a threshold amount if the plan's pre-established consolidated pre-tax income objectives are minimally achieved up to a maximum amount if such financial performance goals are substantially exceeded. Total annual salary and bonus for executive officers (assuming achievement of all individual and corporate objectives) is designed to range from less than the 50th up to the 75th percentile of total annual salary and bonus for comparable positions in comparison surveys utilized by the Compensation Committee.

     Each of the presidents of FedEx Express, FedEx Ground and FedEx Freight participates in the annual incentive cash bonus plan sponsored by his respective company. Under each of these plans, an annual bonus target is established as a percentage of salary based on pay level. Under the FedEx Express plan, a threshold payout of up to 25% of the target bonus is based on the achievement of pre-established individual objectives. Under the FedEx Ground and FedEx Freight plans, a threshold payout of up to 50% of the target bonus is based on the achievement of pre-established individual objectives. For fiscal 2003, the balance of the bonus payout under each of the plans is based on each respective company's operating income for the fiscal year and ranges, on a sliding scale, from a threshold amount if the plan's pre-established operating income objectives are minimally achieved up to a maximum amount if such financial performance goals are substantially exceeded.

     A baseline amount for Frederick W. Smith's annual bonus is determined by whether corporate objectives for consolidated pre-tax income and earnings per share for the fiscal year are met or exceeded. Each of these objectives is given equal weight in determining Mr. Smith's baseline bonus amount. The Compensation Committee may adjust this amount upward or downward based on its consideration of several factors, including: FedEx's stock price performance relative to the Standard & Poor's 500 Composite Index, the Dow Jones Transportation Average and the Dow Jones Industrial Average; FedEx's revenue and operating income growth relative to competitors; FedEx's cash flow; FedEx's U.S. revenue market share; FedEx's reputation rankings by various publications and surveys; and the Compensation Committee's assessment of the quality and effectiveness of Mr. Smith's leadership during the fiscal year. None of these factors is given any particular weight by the Compensation Committee in determining whether to adjust Mr. Smith's baseline bonus amount.

     Taking into account these objectives and factors, the Compensation Committee approves a bonus that, when combined with base salary, may be up to the 75th percentile of total annual salary and bonus for chief executive officers in the comparison surveys. Mr. Smith received an annual bonus of $1,031,194 for fiscal 2003, which, together with his base salary, was below the 75th percentile of total annual salary and bonus for chief executive officers in the comparison surveys.